LIVE NATION ENTERTAINMENT REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Photo: Colleen Callahan, One Nation

Highlights (year over year):
•	Revenue Up 12% for the Quarter at Constant Currency to $1.9 Billion; Revenue Inclusive of Foreign Exchange Impact at $1.8 Billion
•	AOI Up 6% for the Quarter at Constant Currency to $151 Million; AOI Inclusive of Foreign Exchange Impact at $142 Million
•	Operating Income of $48 Million for the Quarter at Constant Currency; Operating Income Inclusive of Foreign Exchange Impact at $42 Million
•	Concert Ticket Sales Up 7% through July
•	Ticketmaster Global GTV at Constant Currency Up 10% through First Half
•	Ticketmaster Resale GTV at Constant Currency Up 55% through First Half
•	Mobile Ticket Sales Up 21% through First Half
•	Event-Related Deferred Revenue Up 20% to $1.0 Billion as of June 30th
•	Sponsorship & Advertising Contracted Net Revenue at Constant Currency Up 19% through First Half

LOS ANGELES – August 10, 2015 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three and six months ended June 30, 2015.
Live Nation has continued growing in the second quarter and for the first half, with revenue up 12% and AOI up 6% on a constant currency basis in the second quarter. The increase in revenue was led by our concerts business as we continued attracting more fans to more shows globally, which in turn drove AOI growth in our advertising and ticketing businesses through the first half of the year.
With the majority of our tickets sold for the year, we are confident that we remain on track to deliver our 2015 plan, and all key leading indicators reinforce our expectation of continued top- and bottom-line growth as we build global market share in our core concerts, advertising and ticketing businesses.
We have built the industry’s most scalable and unparalleled live platform, bringing 450 million fans in 40 countries to that magical two-hour event each year. Concerts are the flywheel for our high-margin on-site, advertising and ticketing businesses and this year we expect to deliver record operating results, increasing the revenue and profitability of each of these businesses.

Concerts Continuing To Build Global Platform
Starting with the concerts business, we have now sold approximately 75% of our projected tickets for the year, and through July we are pacing 7% ahead of last year’s ticket sales; this is our top leading indicator that we will increase concert attendance again this year. We continue to be the world’s leading promoter with about three-quarters of the top 25 global tours, including U2, Imagine Dragons, Lady Antebellum and One Direction. Along with attendance growth, we have also grown per-fan on-site revenue this year by 18% to over $20 per fan in our amphitheaters and festivals as our sales initiatives, particularly those focused on the high-end fans, pay off.
The strength of our global platform continues to deliver growth as we have increased year-on-year attendance. In the second quarter over a million more fans attended our shows, also spending money at the concert, paying service fees on tickets and providing advertisers with an engaged audience. For the full year we expect to grow our fan base by over two million, which on its own would be one of the top five promoters in the world, as we build our audience across our global portfolio, including arenas, festivals, amphitheaters, and theaters and clubs.
At the same time, we continue building our global platform for the future, most recently adding Marek Lieberberg to establish our concerts business in Germany. Germany is one of the top three concert markets in the world and Marek has a history of promoting more than 700 shows for over two million fans each year. Adding these shows to Live Nation can make us the top promoter in Germany, and moving these two million tickets to the Ticketmaster platform will substantially increase our scale and market position in ticketing in Germany. With this move, Live Nation now has a promoting presence in all the major Western European markets, and along with our presence now in nine Asian markets, we are the only promoter able to provide global and regional touring support at scale for artists.
Our artist managers continue to provide a strong pipeline of shows to our concerts business aligned with this growth.

Sponsorship & Advertising Delivering Accelerated Growth
In the sponsorship & advertising business, we have delivered strong growth through the first half, with both revenue and AOI up over 20% on a constant currency basis.
Our key leading indicator for advertising, contracted net revenue, is up 19% on a constant currency basis as of the end of the second quarter and we have sold over 80% of our planned sponsorship & advertising for the year. This now gives us confidence that our AOI growth rate in sponsorship & advertising for the year will be in the low teens, an acceleration from recent years.

Our online advertising continues to build rapidly, growing revenue by 36% and AOI by over 30% at constant currency for the first half. We now have over 65 million unique monthly visitors to our sites and broader network, making Live Nation one of the top three online music networks.
On the content side, we have entered the second year of streaming live shows with Yahoo! Live, with an increased focus on festivals this year, including EDC in Las Vegas and the Wireless Festival in the U.K. so far, and Creamfields, Landmark and Voodoo to come. Our Live Nation TV network with VICE Media is launching this month, and will provide music fans with the combination of Live Nation’s access to 24,000 concerts and VICE’s unique story-telling ability.
With the growth of our festival business we are also continuing to build our base of major advertising clients, increasing the number of companies that pay us over $1 million a year by 15%; now delivering a collective $200 million to Live Nation in 2015.
With all parts of our advertising business now performing and growing rapidly, we expect a record level of AOI growth in 2015, with continued strong runway.

Ticketmaster Marketplace Continues to Grow
Ticketmaster has continued building its global leadership as a ticket marketplace this year, with 7% growth in site visits leading to a 10% increase in combined primary and secondary Gross Transaction Value (GTV) at constant currency.
A key driver behind this growth in site visits and GTV has been our mobile first strategy, building our products for ease of use and viewing on mobile devices. Mobile now consistently accounts for more than half of our traffic, both in North America and internationally, and year-to-date we have deployed 27 updates to our apps globally, as we are enhancing the fan experience.
As a result, we continue seeing growth in mobile ticket sales, up 21% through the first half, and now accounting for 21% of total ticket sales. Our app install base continues to build as well, now at about 19 million, as more fans are seeing the benefits from improved search and ticket management functionality.
I am confident that 2015 will mark the true point of conversion of Ticketmaster to a technology company. We have the right leadership and technology teams in place, building a marketplace and delivering products with great fan features, while also capturing cost savings for the business. With all this, Ticketmaster has never been better positioned.

Summary
After growing the business in the first half of the year, we expect 2015 to be another year of growth and record results for the company, and we are confident that we will deliver the final year of our three-year plan. Based on the strong position of our leading indicators in concerts, sponsorship & advertising, and ticketing, operationally we expect revenue and AOI growth in each of these businesses and overall for Live Nation this year. And more fundamentally, we continue to see a wide set of both organic and acquisition opportunities to further grow each of our businesses beyond 2015, directly building on the success we have achieved to date.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

Data above listed “through July” is as of July 31, 2015.

Marshall
Marshall
Marshall
Marshall
Marshall
Marshall

Photos: Kevin Hart - Vallery Jean, Getty Images. Rush - Randy Johnson. Lana Del Rey - Andy Sheppard, Redferns. Lady Antebellum - Mike Pont, Getty Images.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV), or Live Nation, is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, Live Nation Media & Sponsorship and
Artist Nation Management. For additional information, visit investors.livenationentertainment.com.

Follow us @twitter.com/LiveNationInc

Investor Contact:                Media Contact:
Maili Bergman                    Melissa Zukerman
(310) 867-7081                (323) 658-1555
IR@livenation.com                melissa@pcommgroup.com

FINANCIAL HIGHLIGHTS – 2nd QUARTER
(unaudited; $ in millions)

	Q2 2015 Constant Currency	Q2 2014	Growth	Q2 2015 Reported
Revenue
Concerts	$1,340.6	$1,172.2	14%	$1,268.4
Ticketing	377.9	371.0	2%	360.2
Artist Nation	89.3	79.2	13%	87.8
Sponsorship & Advertising	85.4	70.9	20%	81.1
Other & Eliminations	(31.7)	(27.5)	(15%)	(31.7)
	$1,861.5	$1,665.8	12%	$1,765.8

Adjusted Operating Income (Loss)
Concerts	$40.3	$37.1	9%	$37.3
Ticketing	76.1	76.6	(1%)	73.2
Artist Nation	(3.2)	3.2	*	(3.2)
Sponsorship & Advertising	60.5	49.0	23%	56.9
Other & Eliminations	(0.1)	(2.5)	*	(0.1)
Corporate	(22.4)	(21.4)	(5%)	(22.4)
	$151.2	$142.0	6%	$141.7

Operating Income (Loss)
Concerts	$(4.3)	$12.4	*	$(5.8)
Ticketing	37.9	34.8	9%	36.5
Artist Nation	(16.6)	(9.5)	(75%)	(16.3)
Sponsorship & Advertising	57.9	46.9	23%	54.3
Other & Eliminations	0.4	(1.6)	*	0.4
Corporate	(26.9)	(27.3)	1%	(26.9)
	$48.4	$55.7	(13%)	$42.2
     * percentages are not meaningful

FINANCIAL HIGHLIGHTS – 6 MONTHS
(unaudited; $ in millions)

	6 Months 2015 Constant Currency	6 Months 2014	Growth	6 Months 2015 Reported
Revenue
Concerts	$1,998.1	$1,834.7	9%	$1,891.6
Ticketing	770.3	725.5	6%	735.8
Artist Nation	169.0	151.7	11%	165.8
Sponsorship & Advertising	140.8	116.3	21%	133.2
Other & Eliminations	(40.3)	(35.1)	(15%)	(40.3)
	$3,037.9	$2,793.1	9%	$2,886.1

Adjusted Operating Income (Loss)
Concerts	$27.7	$34.5	(20%)	$25.6
Ticketing	157.3	146.6	7%	151.6
Artist Nation	(8.0)	8.4	*	(8.0)
Sponsorship & Advertising	91.7	74.8	23%	85.7
Other & Eliminations	(1.7)	(2.1)	19%	(1.7)
Corporate	(41.9)	(37.6)	(11%)	(41.9)
	$225.1	$224.6	--	$211.3

Operating Income (Loss)
Concerts	$(49.0)	$(21.6)	*	$(48.4)
Ticketing	73.6	56.8	30%	70.8
Artist Nation	(32.8)	(13.1)	*	(32.4)
Sponsorship & Advertising	86.5	72.2	20%	80.7
Other & Eliminations	(0.8)	(0.7)	(14%)	(0.8)
Corporate	(51.6)	(50.2)	(3%)	(51.6)
	$25.9	$43.4	(40%)	$18.3
     * percentages are not meaningful

As of June 30, 2015, total cash and cash equivalents were $1.5 billion, which includes $618 million in ticketing client cash and $201 million in free cash. Event-related deferred revenue was $1.0 billion as of June 30, 2015, compared to $858 million as of the same date in 2014. Free cash flow was $91 million for the second quarter of 2015 as compared to $83 million in the second quarter of last year.

LIVE NATION ENTERTAINMENT, INC.
KEY OPERATING METRICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Concerts (1)
Estimated events:
North America	4,332	4,019	7,733	7,266
International	1,798	1,639	3,428	3,198
Total estimated events	6,130	5,658	11,161	10,464
Estimated fans (rounded):
North America	10,743,000	9,185,000	16,183,000	14,885,000
International	4,737,000	5,221,000	7,880,000	8,518,000
Total estimated fans	15,480,000	14,406,000	24,063,000	23,403,000
Ticketing (2)
Number of tickets sold (in thousands)	36,602	36,910	74,522	73,563

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of tickets sold includes primary tickets only. This metric includes tickets sold during the period regardless of event timing except for our promoted events in our owned or operated venues and in certain European territories where these tickets are reported as the events occur. The total number of tickets sold reported for the three months ended June 30, 2015 and 2014 excludes approximately 61 million and 61 million, respectively, and for the six months ended June 30, 2015 and 2014 excludes approximately 133 million and 134 million, respectively, of tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, for which we do not receive a fee.

Reconciliation of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)	Q2 2015	Q2 2014
Adjusted operating income	$141.7	$142.0
Less: Cash interest expense — net	(19.0)	(8.7)
Cash taxes	(13.1)	(21.7)
Maintenance capital expenditures	(16.0)	(14.9)
Distributions to noncontrolling interests — net	(5.5)	(13.8)
Distributions from (contributions to) investments in nonconsolidated affiliates	3.2	0.2
Free cash flow	$91.3	$83.1
Revenue generating capital expenditures	(21.8)	(25.4)
Net	$69.5	$57.7

($ in millions)	6 Months 2015	6 Months 2014
Adjusted operating income	$211.3	$224.6
Less: Cash interest expense — net	(42.4)	(35.8)
Cash taxes	(17.8)	(29.1)
Maintenance capital expenditures	(32.3)	(23.8)
Distributions to noncontrolling interests — net	(9.4)	(18.0)
Distributions from (contributions to) investments in nonconsolidated affiliates	5.9	0.3
Free cash flow	$115.3	$118.2
Revenue generating capital expenditures	(31.3)	(37.1)
Net	$84.0	$81.1

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	June 30, 2015
Cash and cash equivalents	$1,525.8
Client cash	(618.3)
Deferred revenue — event-related	(1,026.6)
Accrued artist fees	(46.0)
Collections on behalf of others	(25.1)
Prepaid expenses — event-related	391.5
Free cash	$201.3

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the company’s prospects to deliver its 2015 plan with expected revenue and adjusted operating income growth in its concerts, sponsorship & advertising and ticketing businesses and overall as it builds global market share in its core businesses; expected growth in fan base for the company’s concerts business; anticipated adjusted operating income growth rate for 2015 for the company’s sponsorship & advertising business, with continued strong runway; the company's prospects in the German market; and anticipated organic and acquisition opportunities to further grow each of its businesses beyond 2015. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that the company defines as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration arrangements and acquisition-related severance), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and non-cash and certain stock-based compensation expense. The company uses AOI to evaluate the performance of its operating segments. The company believes that information about AOI assists investors by allowing them to evaluate changes in the operating results of the portfolio of the businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in the company’s business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. For the purpose of determining our constant currency results, we calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior period's currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow is a non-GAAP financial measure that the company defines as AOI less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to noncontrolling interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with GAAP. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss) constant currency	Foreign exchange impact	Adjusted operating income (loss) reported	Non-cash and stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Operating income (loss)

	Three Months Ended June 30, 2015

Concerts	$40.3	$3.0	$37.3	$1.9	$(0.1)	$40.0	$1.3	$(5.8)
Ticketing	76.1	2.9	73.2	0.6	—	35.6	0.5	36.5
Artist Nation	(3.2)	—	(3.2)	1.2	—	10.8	1.1	(16.3)
Sponsorship & Advertising	60.5	3.6	56.9	0.4	—	2.2	—	54.3
Other and Eliminations	(0.1)	—	(0.1)	—	—	(0.5)	—	0.4
Corporate	(22.4)	—	(22.4)	4.0	—	0.5	—	(26.9)
Total Live Nation	$151.2	$9.5	$141.7	$8.1	$(0.1)	$88.6	$2.9	$42.2

	Three Months Ended June 30, 2014

Concerts	$37.1	$—	$37.1	$1.9	$(3.8)	$26.2	$0.4	$12.4
Ticketing	76.6	—	76.6	0.7	—	41.0	0.1	34.8
Artist Nation	3.2	—	3.2	5.3	—	7.7	(0.3)	(9.5)
Sponsorship & Advertising	49.0	—	49.0	0.4	—	1.7	—	46.9
Other and Eliminations	(2.5)	—	(2.5)	—	—	(0.9)	—	(1.6)
Corporate	(21.4)	—	(21.4)	4.3	—	0.5	1.1	(27.3)
Total Live Nation	$142.0	$—	$142.0	$12.6	$(3.8)	$76.2	$1.3	$55.7

	Six Months Ended June 30, 2015

Concerts	$27.7	$2.1	$25.6	$3.8	$0.2	$69.2	$0.8	$(48.4)
Ticketing	157.3	5.7	151.6	1.5	(0.2)	78.9	0.6	70.8
Artist Nation	(8.0)	—	(8.0)	2.6	—	20.8	1.0	(32.4)
Sponsorship & Advertising	91.7	6.0	85.7	0.9	—	4.1	—	80.7
Other and Eliminations	(1.7)	—	(1.7)	—	—	(0.9)	—	(0.8)
Corporate	(41.9)	—	(41.9)	8.8	—	1.0	(0.1)	(51.6)
Total Live Nation	$225.1	$13.8	$211.3	$17.6	$—	$173.1	$2.3	$18.3

	Six Months Ended June 30, 2014

Concerts	$34.5	$—	$34.5	$3.8	$(3.2)	$54.7	$0.8	$(21.6)
Ticketing	146.6	—	146.6	2.9	(0.1)	87.0	—	56.8
Artist Nation	8.4	—	8.4	5.8	—	15.5	0.2	(13.1)
Sponsorship & Advertising	74.8	—	74.8	0.7	—	1.9	—	72.2
Other and Eliminations	(2.1)	—	(2.1)	—	—	(1.4)	—	(0.7)
Corporate	(37.6)	—	(37.6)	9.4	—	1.1	2.1	(50.2)
Total Live Nation	$224.6	$—	$224.6	$22.6	$(3.3)	$158.8	$3.1	$43.4

LIVE NATION ENTERTAINMENT, INC.
SELECTED CASH FLOW INFORMATION
(unaudited)

	Six Months Ended June 30,
	2015	2014
	(in thousands)
Net cash provided by operating activities	$357,154	$340,306
Net cash used in investing activities	(163,941)	(95,481)
Net cash provided by (used in) in financing activities	(27,040)	484,199
Effect of exchange rate changes on cash and cash equivalents	(22,383)	13,478
Net increase in cash and cash equivalents	143,790	742,502
Cash and cash equivalents at beginning of period	1,382,029	1,299,184
Cash and cash equivalents at end of period	$1,525,819	$2,041,686